Exhibit 21

SUBSIDIARIES OF THE COMPANY

Richardson Electronics Pty Limited	Australia
Richardson Electronics do Brasil Ltda.	Brazil
REL Holdings II B.V.	Netherlands
Richardson Electronics Canada, Ltd.	Canada
Richardson Electronics Trading (Shanghai) Co., Ltd.	China
Richardson Electronics Colombia S.A.	Colombia
Sangus Richardson OY	Finland
RESA SAS	France
Richardson Electronique SAS	France
Richardson Electronics GmbH	Germany
Richardson Electronics Hong Kong Limited	Hong Kong
Aviv-Richardson Ltd.	Israel
RES S.r.L.	Italy
Richardson Electronics S.R.L.	Italy
Richardson Electronics K.K.	Japan
Richardson Electronics Korea Limited	Korea
Richardson Electronics S.A. de C.V.	Mexico
Richardson Electronics Benelux B.V.	Netherlands
REL Holdings B.V.	Netherlands
REL Holdings III, BV	Netherlands
Richardson Electronics Global Holdings BV	Netherlands
Richardson Electronics Pte. Ltd.	Singapore
Richardson Electronics Iberica S.A.	Spain
Richardson Electronics Nordic AB	Sweden
Richardson Electronics (Thailand) Limited	Thailand
Richardson Electronics Limited	United Kingdom
Richardson International, Inc.	United States